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                                                                    EXHIBIT 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of Cyrk, Inc.:

We consent to the incorporation by reference in the registration statements of Cyrk, Inc. and subsidiaries on Form S-8 (File Nos. 33-75194, 33-89534 and 333-45655) of our report dated February 13, 1998 except as to the information presented in Note 18, for which the date is March 4, 1998, on our audits of the consolidated financial statements and the financial statement schedule of Cyrk, Inc. and subsidiaries as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report is included in this Annual Report on Form 10-K.




                                       Coopers & Lybrand L.L.P.



Boston, Massachusetts
March 30, 1998